Exhibit 99.2

Second Quarter 2018 Earnings Management Commentary

August 2, 2018

We are pleased to announce that Trinseo had second quarter net income of $98 million and Adjusted EBITDA of $170 million. In addition, earnings per diluted share was $2.24 and Adjusted EPS was $2.40. These results included $10 million of favorable net timing impacts, on a pre-tax basis, and were in line with guidance from the Q1 2018 earnings call.

Highlights

•                  Released 2017 Sustainability and Corporate Social Responsibility Report

•                  Second quarter total company profitability in line with guidance

•                  Strong cash generation: cash provided by operating activities for the quarter was $142 million and Free Cash Flow was $113 million

•                  Utilized $37 million during the second quarter to repurchase nearly 500,000 shares

Sustainability and Corporate Social Responsibility Report

We recently published our eighth annual Sustainability and Corporate Social Responsibility Report, which showcases how we are reducing our environmental footprint and developing innovative material solutions that help make our customers’ products more sustainable. This year’s report is significant because it was granted status as a GRI-Referenced report — under the GRITM Global Reporting Initiative framework. GRI is a leading independent organization that provides a common language and framework for public sustainability reporting. This move is consistent with Trinseo’s commitment to increase transparency and accountability in reporting. Since our first report in 2011, we have achieved significant reductions in waste, water consumption, electricity use and emissions. Even with a 4% increase in production volume from 2016 to 2017, our employees were able to reduce greenhouse emissions and total electricity usage by 2%, year over year.

Segment Results and Cash Generation

In Latex Binders, we continued to see strong results as we shift our portfolio to more diversified chemistries, value-added product offerings, and new markets. Second quarter Adjusted EBITDA of $36 million, which included $4 million of favorable timing impacts, was essentially in line with guidance excluding net timing.

Synthetic Rubber’s second quarter Adjusted EBITDA of $31 million was essentially in line with guidance when excluding a $7 million favorable net timing impact. Year-to-date SSBR sales volume was 6% higher than prior year, although slightly less than expected due to some softening in the tire market.

Performance Plastics second quarter Adjusted EBITDA of $49 million included approximately $10 million of impacts from our planned maintenance outages. This result was below guidance due to higher than expected maintenance, raw material and logistics costs, as well as $3 million of unfavorable net timing impacts. We had another strong quarter of sales volume, as we continue to ramp up our new ABS plant in China. In addition, API Plastics continues to perform in line with our expectations.

Polystyrene second quarter Adjusted EBITDA was $14 million, slightly above guidance. As expected, sales volumes increased sequentially due to seasonality as well as first quarter destocking from higher styrene prices.

Feedstocks second quarter Adjusted EBITDA was $32 million including a minimal net timing impact. This result was above our guidance of $25 million as styrene margins declined at a slower rate than expected during the quarter following planned maintenance outages.

Americas Styrenics second quarter Adjusted EBITDA was $33 million. This result was below guidance due to styrene monomer production issues that were resolved late in the quarter.

Cash provided by operating activities for the quarter was $142 million and capital expenditures were $29 million, resulting in Free Cash Flow for the quarter of $113 million. Second quarter cash from operations and Free Cash Flow included an impact of approximately $13 million from lower working capital. At the end of the quarter, we had $451 million of cash after $37 million of share repurchases during the quarter.

Guidance

In total for Trinseo we expect third quarter net income of $88 million to $96 million, Adjusted EBITDA of $150 million to $160 million, and diluted EPS and Adjusted EPS of $2.00 and $2.19, respectively. This expectation is sequentially lower due to seasonality, lower styrene margins as more capacity comes online following planned outages, and a somewhat softer tire market. We expect higher profitability in the Performance Plastics segment following the planned second quarter major maintenance activities. This estimate assumes minimal impact from net timing.

We are affirming full year 2018 guidance, estimating net income of $393 million to $410 million and Adjusted EBITDA of $665 million to $685 million. In aggregate, these estimates assume minimal impact from net timing. Segment commentary as follows:

•                  Latex Binders:  Steady performance with improving end market and geographic mix

•                  Synthetic Rubber:  Lowering full year guidance due to slower than expected growth in tire market demand

•                  Performance Plastics:  Decreasing guidance due to higher than expected maintenance, raw material, and logistics costs

•                  Polystyrene:  Continued steady performance

•                  Feedstocks:  Increasing guidance with fourth consecutive year of Adjusted EBITDA improvement as operating rates continue to improve with steady demand increases and limited supply additions

•                  Americas Styrenics:  Full year impacted by second quarter styrene monomer production issues

In addition, we are estimating diluted EPS of $8.95 to $9.32 and Adjusted EPS of $9.15 to $9.52. This updated diluted EPS and Adjusted EPS guidance is above the prior guidance due to lower expected interest and tax expense as well as lower share count from share repurchases.

Importantly, we continue to make progress toward our growth objectives in Latex Binders, Synthetic Rubber, and Performance Plastics, which includes growth in polycarbonate. At our Investor Day in November 2016, we outlined a goal of $75 million of EBITDA growth from 2016 to 2019 from organic projects and $25 million of EBITDA growth from 2016 to 2019 primarily from expected M&A. We currently expect to achieve approximately $90 million of Adjusted EBITDA growth across these segments — the $75 million target from organic projects and approximately half of the $25 million target from executed M&A.

We expect to achieve approximately one-third of this $90 million growth in 2018 and the remainder in 2019. From our current full year 2018 outlook, we expect this 2019 growth will be comprised of approximately $10 million in Latex Binders, at least $20 million in Synthetic Rubber, and $30 million in Performance Plastics.

Also for 2019, we expect stable year-over-year performance in Polystyrene and Americas Styrenics, as well as continued strong performance in Feedstocks excluding the approximately $20 million of favorable unplanned styrene outage impacts that we’ve seen so far in 2018.

Finally, for the full year 2018, we expect cash from operations of $450 million and capital expenditures of $150 million, resulting in $300 million of Free Cash Flow. This assumes cash paid for interest of $50 million and cash paid for taxes of $95 million.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA and Adjusted EPS, and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These income measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Form 8-K filing for this commentary in Exhibit 99.1-Press Release, dated August 2, 2018.

Note on Forward-Looking Statements

This commentary may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “target,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “see,” “assume,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this commentary may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this commentary. Such factors include, among others: conditions in the global economy and capital markets; the inability of the company to execute its business strategy; volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of chemical products; compliance with laws and regulations impacting our business; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this commentary. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.